Exhibit 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

AGRIFY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(c)	7,036,739 (1)	$6.38 (2)	$44,894,395	0.0000927	$4,162
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$44,894,395		$4,162
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$4,162

(1)	Consists of (a) 2,450,350 outstanding shares of the registrant’s common stock, (b) 1,570,644 shares of the registrant’s common stock issuable upon exercise of pre-funded warrants, and (c) 3,015,745 shares of the registrant’s common stock issuable upon exercise of common stock purchase warrants. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.
(2)	In accordance with Rule 457(c) under the Securities Act, the aggregate offering price of the Common Stock is estimated solely for the calculation of the registration fees due for this filing. This estimate was based on the average of the high and low sales price of our stock reported by The Nasdaq Capital Market on February 2, 2022, which date is within five (5) business days of the filing hereof.